Secured Promissory Note

PROMISE TO PAY. For value received, the undersigned ("Maker") promises to pay to War Eagle Mining Company, Inc., a Canadian corporation ("War Eagle"), the principal sum of One Hundred Fifty-Five Thousand Dollars ($155,000.00), or so much thereof as is advanced to or for the benefit of the Maker by War Eagle, with interest thereon as set forth below. This Secured Promissory Note is referred to below as the "Promissory Note".

INTEREST. Interest shall accrue on each amount loaned hereunder at the rate of fifteen percent (15%) per annum from the date of each loan until the principal balance of each loaned amount and all interest accrued thereon have been repaid in full.

LOAN ADVANCES. War Eagle shall loan Maker the following amounts: an initial loan of $15,000 to be made upon the execution of this Promissory Note, subsequent loans of $15,000 on or before the 1st day of the months of February, March, April, and May of 2009, and a final loan of $10,000.00 on or before the 1st day of June, 2009; provided, however, that War Eagle may cease to make the above-scheduled advances at any time at its sole discretion for any reason or for no reason. Such loaned amounts shall be paid directly to Kriyah Consultants L.L.C. for the benefit of Maker pursuant to the terms and conditions of that certain Terms Sheet & Agreement for Loan between War Eagle and Maker dated the 17th day of February, 2009 (the "Agreement"). In addition, this Promissory Note also evidences the indebtedness in the amount of $70,000 loaned by War Eagle to Maker on June 22, 2008, which loan is also subject to the terms and conditions of this Promissory Note, including, without limitation, the interest provisions set forth herein.

DUE DATE FOR LOAN ADVANCES. An amount equal to all amounts loaned pursuant to this Promissory Note and all accrued and unpaid interest thereon, shall be due and payable by Maker to War Eagle at its Tucson office located at 3430 E. Sunrise Dr. Suite 160, Tucson, Arizona 85718 by 5:00 p.m. Mountain Standard time on June 30, 2009 (the "Due Date").

WAIVER OF DEMAND FOR PRESENTMENT. Maker hereby waives presentment, protest and demand, notice of protest, demand and dishonor, and all other notices with respect to this Promissory Note. Amounts owed under this Promissory Note are not subject to offset or reduction of any kind.

TIME OF THE ESSENCE. Time is of the essence for any and all obligations arising under this Promissory Note, including, without limitation, the obligation to repay all monies advanced and interest thereon when due.

SECURITY INTEREST. This Promissory Note is secured by a security interest in Maker's South American copper projects collectively defined as the "Project" in the Agreement. The real, personal, and intangible property related to the Project (as more fully described in the Agreement) are collectively referred to as the "Security Interest". Should all amounts due hereunder not be paid by the Maker to the Holder by the Due Date, War Eagle may take any and all actions permitted under applicable law to take

possession of the Security Interest, and to cause the items constituting the Security Interest to be sold, and to be paid from the proceeds of such sale(s) all amounts due and owing to hereunder, including, without limitation, any amounts incurred which are described in the paragraph "Attorneys' Fees and Costs of Collection" below.

PREPAYMENT. The unpaid balance of this Promissory Note may be prepaid in full or in part at any time without penalty. With respect to any prepayment that may be made, such prepayment shall be first allocated to accrued and unpaid interest, and thereafter any remaining amount shall be credited to the reduction in principal.

ATTORNEYS' FEES AND COSTS OF COLLECTION. If Maker fails to pay all amounts due hereunder by the Due Date, Maker additionally agrees to pay any and all attorneys' fees, collection fees, and court costs of any kind or nature whatsoever incurred by War Eagle in connection with collection of such amounts, and any commissions and all costs related to the sale of the Security Interest or any portion of the same.

ARIZONA LAW. This Promissory Note shall be construed according to the laws of the State of Arizona with respect to a breach of the terms of this Promissory Note and any non-payment of amounts due hereunder. Any dispute arising under this Promissory Note shall be subject to mandatory and binding arbitration under the rules of the American Arbitration Association, and any proceedings for the same shall be held in Tucson, Arizona. Notwithstanding the forgoing, enforcement of the Security Interest shall be governed by the jurisdiction in which the Security Interest is located, and, if possible, shall also be subject to binding arbitration. The judgment of the American Arbitration Association shall be binding, and Maker agrees that any such judgment may be enforced in any jurisdiction in which the Security Interest or any part thereof is located, and that War Eagle shall be entitled to file a lien or similar encumbrance against the Security Interest, in addition to taking such other actions as may be allowable to foreclose upon any of such property.

Dated: the 17th day of February, 2009.

"Maker"
Pacific Copper Corp.,
a Delaware corporation

By: [signature]
Andrew A. Brodkey
Title: President and Chief Executive Officer

Terms Sheet & Agreement For Loan

Between Pacific Copper Corp. and War Eagle Mining Company, Inc.

This Terms Sheet & Agreement For Loan (the "Agreement") sets forth the agreements reached between Pacific Copper Corp. ("Pacific Copper") and War Eagle Mining Company, Inc. ("War Eagle"), relative to a loan by War Eagle to cover certain shared office expenses and a security interest in Pacific Copper's South American projects as security for such loan, as follows:

Purpose of Agreement	Pacific Copper has advised that it is currently unable to continue funding its portion of rent and shared overhead and personnel for the Tucson, Arizona office that it shares with War Eagle. Because War Eagle is contractually responsible for rent and desires to keep in place certain shared expenses (including office equipment and personnel), War Eagle desires to enter into an agreement that would preserve the current office and personnel synergies. In light of Pacific Copper's current economic position, Kriyah Consultants LLC ("Kriyah"), the administrator for the office and shared services, seeks a commitment of up to $85,000 so that it can pay Pacific Copper's share of rent, administrative salaries, and office-related expense (collectively, the "Office Expenses") through June, 2009. War Eagle is agreeable to loaning such amount to Pacific Copper.
Terms of Promissory Note	War Eagle shall lend Pacific Copper the sum of $85,000 which shall be used solely to pay for Pacific Copper's share of the Office Expenses. An initial payment of $15,000 shall be paid upon the execution of both this Agreement and the Note by Pacific Copper, subsequent payments of $15,000 shall be paid by War Eagle to Pacific Copper on or before the 1st day of the months of February, March, April, and May of 2009, and a final payment of $10,000 shall be made on or before the 1st day of June, 2009; provided, however, that War Eagle may cease to make the above-scheduled payments at any time at its sole discretion for any reason or for no reason. Such amounts shall be paid directly to Kriyah for the benefit of Pacific Copper. The promissory note (the "Note") in the form attached hereto as Exhibit A shall be executed to evidence such loaned amount, shall also evidence the previous loan by War Eagle to Pacific Copper in the amount ofUS$70,000 (and any note for such loaned amount shall be cancelled), and shall provide that amounts loaned shall accrue interest at the rate of 15% per annum from the date loaned until repaid. All amounts loaned and all interest accrued thereon shall be due and payable on June 30, 2009; provided that the principal and accrued interest thereon may be prepaid at any time without penalty prior to such date. All amounts due under the Note and interest accrued thereon are collectively referred to as the "Loan".
Security Interest in Project	Pacific Copper's South American Copper Projects consist of the following properties: La Guanaca, El Corral/La Mofralla, and Venapai. These properties are collectively referred to as the "Project". Pacific Copper hereby grants to War Eagle a security interest in the Project, and in each of the properties constituting the Project, as security for the Note. The security interest shall specifically include all real, personal, and intangible interests associated with each of the properties included in the Project, and such security interest is referred to hereafter as the "Security Interest". With

respect to the properties constituting the Project, the Security Interest shall also include any and all subsequently acquired personal property and intangible property used by Pacific Copper in connection with the Project, and any interest in land and claims that are contiguous to the land and claims currently are included in the Project.

Additional Actions	Pacific Copper shall, as soon as practicable, take any and all actions requested by War Eagle to perfect War Eagle's Security Interest in the Project, including, without limitation, to execute, have properly notarized, and file any documents required to evidence the Security Interest in any and all applicable jurisdictions. Additionally, Pacific Copper shall not, without the prior written consent of War Eagle, grant any interest in the Project which is senior to the Security Interest of War Eagle, or allow any party to file a security interest of any type whatsoever against any of the real, personal, or intangible property constituting the Security Interest. For clarity, a sale of Pacific Copper stock shall not be in violation of the provisions of this paragraph.
Responsibility of Office Expenses	The parties agree and acknowledge that responsibility for repayment of the Office Expenses is the sole obligation of Pacific Copper, and in no event shall Kriyah have any liability to War Eagle for such amounts.
Early Repayment of Loan	Prior to the repayment of all monies owed under the Note, if Pacific Copper receives any debt or equity funding, Pacific Copper shall pay to War Eagle within seven business days of the receipt of such funding an amount equal to (a) US$25,000, if such funding is in excess of US$500,000, or (b) US$10,000, if such funding is between US$200,000 and US$500,000, or (c) 5% of the amount of the funding if the funding is less than US$200,000. Such amounts shall be used first, to pay any outstanding interest, and then to reduce the outstanding principal loaned under the Note until such all principal amounts have been repaid.
Further Terms & Conditions	This Agreement shall be subject to any required regulatory and board approvals.
Governing Law	This Agreement shall be governed and construed under the laws of the State of Arizona, without giving effect to such state's conflicts of laws principles.

Dated: The 17th day of February, 2009.

PACIFIC COPPER	WAR EAGLE
Pacific Copper Corp.	War Eagle Mining Company, Inc.
By: [signature]	By: [signature]
Title: President & Chief Executive Officer	President & Chief Executive Officer